UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  April 9, 2014

______________________________

KBR, INC.
(Exact name of registrant as specified in its charter)

Delaware	1-33146	20-4536774
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

601 Jefferson Street
Suite 3400
Houston, Texas	77002
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (713) 753-3011

______________________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On April 9, 2014, KBR, Inc. (“KBR”) announced that Mr. Stuart Bradie has been named President and Chief Executive Officer (“CEO”) of KBR effective June 2, 2014. Mr. Bradie succeeds Mr. William P. Utt. It is intended that Mr. Bradie will be appointed as a director of KBR when he assumes his positions as President and CEO on June 2, 2014. KBR’s press release announcing Mr. Bradie’s appointment is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

In connection with his appointment as President and CEO of KBR, Mr. Bradie will receive the following compensation:

Salary: an annual base salary of $1,000,000, prorated to his date of employment.

Short-Term Incentive (Annual) Compensation: eligibility to participate in KBR’s annual incentive plan (the “STI Plan”) for KBR’s 2014 fiscal year. Mr. Bradie’s annual cash award target under the STI Plan will be 100% of his base salary. The actual cash payout can range from 0% to 200% of target, determined based on what is earned under the performance metrics. Mr. Bradie’s 2014 payout will be prorated. Also, Mr. Bradie’s maximum prorated payout will be capped at $500,000 for 2014.

Long-Term Performance Incentive Compensation: eligibility to participate in KBR’s stock and incentive plan (the “LTI Plan”) for KBR’s 2015 fiscal year. The estimated target grant date value of Mr. Bradie’s 2015 LTI Plan award is expected to be $4,000,000, with the mixture of the awards being determined at a later date. At least 60% of the target value of the 2015 LTI Plan award is expected to be performance-based. Also, the mix is expected to be the same as KBR’s other Section 16 officers’ 2015 LTI Plan grants.

One-Time Cash Award: payment of a one-time cash award of $500,000. This one-time (make-whole) cash award compensates Mr. Bradie for the forfeited annual incentive payment that would have been paid to him by his former employer in June 2014. The annual incentive that Mr. Bradie forfeited was expected to be greater than $500,000. Mr. Bradie must reimburse KBR in full for this one-time cash award if he voluntarily leaves KBR or if KBR terminates his employment for cause within one year of his start date.

One-Time Equity Award: granting of a one-time equity award in the form of KBR Restricted Stock Units (“RSUs”) with an estimated target grant date value of $2,750,000. $2,000,000 of this one-time equity award is intended, in part, to compensate (make whole) Mr. Bradie for forfeited equity granted to him by his former employer. Half of the $2,000,000 one-time equity award vests equally over five years; the other half vests equally over three years. The remaining $750,000 of the one-time equity award vests equally over five years, but vesting each year is subject to KBR having total shareholder return of at least 6% in the immediately preceding year.

Mr. Bradie will be eligible to participate in the other compensation and benefit plans generally available to KBR’s senior executives.

Mr. Bradie has also been provided with a severance and change in control agreement, a copy of which is attached hereto as Exhibit 10.1. The following summary of the terms of the form agreement is qualified in its entirety by reference to Exhibit 10.1.

The agreement terminates automatically on the earlier of (i) Mr. Bradie’s termination of employment with KBR and its affiliates or (ii) in the event of a change in control during the term of the agreement, two years following the change in control.

The agreement provides for (i) severance termination benefits (prior to a change in control), (ii) double-trigger change in control termination benefits (on or after a change in control), and (iii) death, disability, and retirement benefits. As a condition of receipt of these benefits (other than the death and disability benefits), Mr. Bradie must first execute a release and full settlement agreement. The agreement contains customary confidentiality, noncompetition, and nonsolicitation covenants, as well as a mandatory arbitration provision. In addition, the agreement contains a clawback provision that allows KBR to recover any benefits paid under the agreement if KBR determines within two years after Mr. Bradie’s termination of employment that his employment could have been terminated for cause.

Now that Mr. Utt’s successor, Mr. Bradie, has been appointed, Mr. Utt will retire as President and CEO and as a member of the Board of Directors of KBR effective April 9, 2014. Between April 9, 2014, and June 2, 2014, while Mr. Bradie is relocating from the United Kingdom to the United States, Brian K. Ferraioli, KBR’s Executive Vice President and Chief Financial Officer, will act as interim principal executive officer of KBR.

ITEM 9.01                      Financial Statements and Exhibits.

(d)	Exhibits.

10.1           Severance and Change in Control Agreement.

99.1           Press Release dated April 9, 2014, entitled “KBR Names Stuart Bradie as President and Chief Executive Officer.”

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 9, 2014	KBR, INC. By: /s/ Jeffrey B. King Name: Jeffrey B. King Title: Vice President, Public Law